Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement of Endo International plc on this Form S-3 and to the incorporation by reference therein of our report dated March 12, 2015, with respect to the consolidated financial statements of Par Pharmaceutical Holdings, Inc. included in the Endo International plc Current Report on Form 8-K dated June 2, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

June 2, 2015